Exhibit 99.1

Aratana Therapeutics Reports Third Quarter 2015 Results

KANSAS CITY, Kan., November 5, 2015 — Aratana Therapeutics, Inc. (NASDAQ: PETX), a pet therapeutics company focused on the licensing, development and commercialization of innovative biopharmaceutical products for companion animals, announced its third quarter 2015 financial and operational results. For the quarter ended September 30, 2015, Aratana reported a net loss of $54.4 million or $1.58 basic loss per share. Results included a non-cash asset impairment charge of $43.4 million or $1.26 per share.

"Our portfolio of pet therapeutics continues to move through the regulatory process and if successful, we expect to bring an unprecedented number of innovative products to veterinarians and pet owners beginning in 2016,” stated Steven St. Peter, M.D., President and Chief Executive Officer of Aratana Therapeutics.

Since its founding in 2010, Aratana has assembled and advanced a portfolio of innovative therapeutic candidates and is poised to bring several products regulated by the FDA’s Center for Veterinary Medicine (CVM) and by the United States Department of Agriculture (USDA) to market in 2016. In the third quarter of 2015 and the early part of the current quarter, the Company has announced significant product development updates and other corporate news.

Product Highlights

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Major technical sections complete for AT-001 (grapiprant tablets) in dogs with osteoarthritis pain. On September 4, 2015, Aratana received the technical section complete letter for effectiveness, which in addition to safety and Chemistry, Manufacturing and Controls (CMC), constitutes the third and final major technical section complete letter. Aratana anticipates finalizing label negotiations, completing the other minor technical sections and submitting an administrative New Animal Drug Application (NADA) to the CVM in the first quarter of 2016. If approved, Aratana anticipates commercializing the product in the fall of 2016. The Company also continues interactions with the European Medicines Agency (EMA) and intends to make a regulatory submission for AT-001 in the first quarter of 2016.

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CMC technical section complete letter for AT-002 (capromorelin oral solution) in dogs with reduced appetite. On September 30, 2015, Aratana received the technical section complete letter for CMC, which in addition to the technical section complete letter for safety received in early 2015, constitutes the second major technical section complete letter. On August 26, 2015, Aratana submitted the technical section for effectiveness, which included results of the positive pivotal field effectiveness study conducted under protocol concurrence with the CVM. Aratana anticipates a response from the CVM by February 22, 2016. Aratana anticipates submitting a NADA in early 2016 and if approved, Aratana will work toward commercialization of the product in mid-2016 or shortly thereafter. Aratana continues its interactions with European national agencies and believes that its efforts will lead to the successful development of AT-002 outside the U.S.

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Positive efficacy results from the pivotal field study of AT-003 (extended-release bupivacaine liposome injectable suspension) in dogs with post-operative pain. On July 11, 2015, Aratana announced positive results from its pivotal field effectiveness study for post-operative pain management in dogs undergoing knee surgery conducted under protocol concurrence. On

August 23, 2015, Aratana submitted the technical section for effectiveness and anticipates a response from the CVM by February 20, 2016. Aratana has received a response to its first CMC technical section submission and Aratana anticipates re-submitting the CMC section in late 2015. Aratana anticipates submitting a NADA and if approved, Aratana will work toward commercialization in late 2016. Aratana continues its interactions with European national agencies and believes that its discussions and efforts will lead to the successful development of AT-003 outside the U.S.

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Pilot field studies of AT-001, AT-002 and AT-003 in cats. Aratana continues to anticipate receiving results of a multi-site, placebo-controlled pilot field study in cats for AT-001 with degenerative joint disease by the end of 2015. On July 27, 2015, Aratana announced the statistically significant results of a placebo-controlled pilot study for AT-002 measuring increases in body weight in cats with chronic kidney disease. On August 6, 2015, Aratana announced the results of a placebo-controlled pilot study of AT-003 in cats with post-surgical pain that demonstrated improvement in pain evaluations compared to placebo that approached statistical significance. Aratana believes the results of the AT-002 and AT-003 studies sufficiently inform the Company in designing and proceeding with the pivotal field effectiveness studies.

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AT-004 and AT-005 (monoclonal antibodies for canine lymphoma). While these products have already received full licensure and conditional licensure respectively from the USDA, Aratana continues to conduct clinical studies to better understand how these products work in combination with chemotherapy-based protocols. In October 2015, Aratana completed enrollment in Mini B-CHOMP, a post-marketing study of AT-004 in dogs with B-cell lymphoma and expects results in mid-2016. On September 24, 2015, Aratana announced preliminary results of two randomized post-marketing studies and a clinical experience program indicating that AT-005 does not seem to be adding significant progression free survival in canine T-cell lymphoma. Furthermore, scientific studies suggest AT-004 and AT-005 are not as specific to the targets as expected. While AT-004 and AT-005 are expected to continue to be available or become available to oncologists, Aratana is pursuing second-generation monoclonal antibodies and other efforts in lymphoma that are intended to deliver the break-through benefits that Aratana believes is necessary to capture the desired lymphoma market opportunity.

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AT-006, AT-007, AT-011 and AT-012 for viral diseases. Following the results of a positive clinical field study of AT-006 in cats with ocular herpesvirus infection completed in 2014 and a recently completed positive laboratory study of AT-012 in cats with calicivirus, Aratana is evaluating appropriate paths forward with the FDA and EMA. Based on the assessment of the clinical and regulatory path following a field study of AT-007 in feline immunodeficiency virus announced in early 2015, Aratana determined during the third quarter that any available commercial market for AT-007 is limited. Aratana intends to explore out-licensing alternatives before proceeding internally. Based on the laboratory studies of AT-011 for parvovirus in dogs conducted in the second quarter of 2015 and the evaluation of back-up molecules in the third quarter, Aratana has discontinued its AT-011 program.

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Submission of product license application for AT-014 as a therapeutic vaccine to treat canine osteosarcoma. Aratana is preparing to initiate a pivotal AT-014 field safety study in 2016 and continues to anticipate conditional licensure by the USDA in late 2016.

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Positive pilot study results of AT-016 for the treatment of osteoarthritis pain in dogs. On July 30, 2015, Aratana and its license partner VetStem Biopharma, Inc. announced positive results from a dose confirmation study of AT-016, an adipose-derived allogeneic stem cell product. The final study report was submitted to the CVM and Aratana is working toward agreement on the pivotal field effectiveness study design. Aratana anticipates AT-016 could be commercially available in 2018, if approved by the CVM.

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AT-017 as a therapeutic vaccine to treat canine lymphoma. Aratana intends to initiate a pilot study of AT-017, a USDA-regulated product candidate targeted against “survivin,” which Aratana believes is an important target in canine lymphoma.

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On-going multi-site pilot field study of AT-018 for atopic dermatitis in dogs. Aratana initiated a multi-center, placebo-controlled, randomized field study in client owned-dogs with atopic dermatitis. The study has enrolled more than 50 dogs across multiple treatment groups and results from the study are expected in early 2016.

Other Highlights

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Continued expansion of commercial operations. Aratana’s commercial leadership and sales management is now in place in anticipation of the expected commercialization of several products in 2016. Over the course of 2016, the Company anticipates staffing approximately two dozen sales territories and other commercial functions.

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Continued partnering efforts. While Aratana intends to commercialize its products inside the U.S., its strategy is to seek sales, marketing and distribution partnerships outside the U.S. As Aratana nears its final U.S. regulatory submissions for initial products in dogs and has generated pilot efficacy data in cats, it will commence efforts to secure appropriate partnerships.

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Expanded credit facility. On October 16, 2015, the Company entered into a Loan and Security Agreement with Pacific Western Bank (as successor in interest to Square 1 Bank) and Oxford Finance LLC, for a $35 million term loan and a $5 million revolving credit facility. The Company used a portion of the proceeds from the term loan to pay off its prior $15 million loan with Pacific Western Bank.

“In recent months, clinical study results have illuminated where to focus - the approval and successful commercial launch of AT-001, AT-002 and AT-003. In parallel, we look to secure an outside-the-U.S. partnership and advance other therapeutics as appropriate,” explained Dr. St. Peter. “Clearly, in the near-term, the key priority is commercial execution.”

Aratana will host and webcast an Investor Day on November 12, 2015 in New York City where the Company plans to discuss its commercialization strategy, market research on its product candidates and its projected financial profile.

Financial Results

Aratana had $0.2 million in net revenue for the quarter ended September 30, 2015 related to its T-cell lymphoma product (AT-005). For the nine months ended September 30, 2015, the Company reported $0.6 million in AT-005 net revenue. The Company anticipates making AT-004 commercially available in the second half of 2016, followed by AT-001, AT-002 and AT-003.

Research and development expenses totaled $6.2 million for the quarter ended September 30, 2015 compared to $6.1 million for the quarter ended September 30, 2014. For the first nine months of 2015, research and development expenses totaled $18.5 million, as compared to $14 million in the first nine months of 2014. The increase in research and development expense is due primarily to increased costs associated with the advancement of the Company's ongoing development programs. The Company currently has paid $0.2 million in the fourth quarter of 2015 and anticipates paying an additional $7.7 million in the next 12 months related to contractual payments to third parties associated with the successful completion of development, regulatory and commercial milestones.

Selling, general and administrative expenses totaled $5.0 million for the quarter ended September 30, 2015 compared to $3.9 million for the same period in 2014. For the nine months ended September 30, 2015, selling, general and administrative expenses were $14.1 million versus $12.9 million for the first nine months of 2014. The increase is primarily due to commercial activities in preparation for the potential introduction of multiple products in 2016. The increase in commercial expenses was partially offset by the reversal of $1.2 million of the remaining contingent consideration that was due to the former shareholders of Vet Therapeutics, Inc. for milestones under Aratana's former license agreement for AT-004, which occurred in the first quarter of 2015 in connection with the termination of the license agreement.

Due to recent developments related to its products and product candidates, Aratana recorded impairment charges on four of its intangible assets. This impairment included AT-004, AT-005, AT-007 and AT-011 and resulted in a non-cash impairment charge of $43.4 million.

On October 16, 2015, the Company entered into a Loan and Security Agreement with Pacific Western Bank and Oxford Finance LLC for a $35 million term loan and a $5 million revolving credit facility. The agreement allows for interest-only payments for 18 months and after this period, Aratana will make payments of principal and accrued interest in equal monthly installments over an additional 30 months. The interest-only period can be extended by one year if certain covenants are achieved. The loan facility is subject to certain financial and negative covenants and is secured by substantially all of the Company’s assets other than its intellectual property, in each case as more fully described in the Company’s filings with the Securities and Exchange Commission.

For the quarter ended September 30, 2015, Aratana reported a net loss of $54.4 million, or $1.58 basic loss per share compared to a net loss of $10.1 million, or $0.35 basic loss per share for the quarter ended September 30, 2014. Results included a non-cash asset impairment charge of $43.4 million or $1.26 per share. For the nine months ended September 30, 2015, Aratana reported a net loss of $71.2 million or $2.08 basic loss per share compared to a net loss of $28.6 million or $1.01 basic loss per share for the same period in 2014. In 2015, Aratana's net loss included other income of $5.1 million pertaining to the warrant and sale of Advaxis, Inc. shares held by the Company acquired from Advaxis, as part of the license agreement executed in March 2014.

As of September 30, 2015, Aratana had a total of approximately $72.8 million in cash, cash equivalents and short-term investments. As noted above, the Company entered into a credit facility providing $35 million term loan and a $5 million revolving credit facility in October 2015. The Company believes it continues to make fiscally responsible investments in its business. The Company continues to expect that its cash, cash equivalents and short-term investments will fund operations through December 31, 2016.

Conference Call and Webcast

Interested participants and investors may access the conference call by dialing:

1 (866) 364-3820 (U.S.)

1 (855) 669-9657 (Canada)

1 (412) 902-4210 (International)

A replay of the third quarter results call will be available for 90 days by approximately 12 p.m. ET today. For a replay of the call, use the below dial-in and conference ID 10075734:

1 (877) 344-7529 (U.S.)

1 (855) 669-9658 (Canada)

1 (412) 317-0088 (International)

An audio webcast will be accessible for 90 days in the Aratana Investor Room.

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for companion animals. Aratana believes that it can leverage the investment in the human biopharmaceutical industry to bring therapeutics to pets in a capital and time efficient manner. The company's pipeline includes therapeutic candidates targeting pain, inappetence, cancer, viral diseases, allergy and other serious medical conditions. Aratana believes the development and commercialization of these therapeutics will permit veterinarians and pet owners to manage pets' medical needs safely and effectively, resulting in longer and improved quality of life for pets. For more information, please visit www.aratana.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements with respect to our ability to bring several innovative products to market beginning in 2016; expectations regarding the timing of discussions with regulatory authorities and the licensure and approval of products; development programs; clinical trials and studies, including without limitation the announcement of results of such trials and studies; expectations regarding the timing of commercialization of products; in-licensing initiatives and collaborations; the Company’s plans and opportunities, including without limitation offering innovative therapeutics and the Company’s belief that its products and product candidates will result in improved outcomes for pets.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our history of operating losses and expectations of losses for the foreseeable future; failure to obtain sufficient capital to fund our operations; our substantial dependence on the success of certain of our product candidates; our dependence on novel technologies and compliance with complex regulatory requirements; our inability to obtain regulatory approval for our existing or future product candidates; the lack of commercial success of our current or future product candidates; our inability to realize all of the anticipated benefits of our acquisitions and difficulty integrating acquired businesses; the uncertainty of outcomes of the development of pet therapeutics, which is a lengthy and expensive process; effects of competition; our inability to identify, license, develop and commercialize additional product candidates; our failure to attract and keep senior management and key scientific personnel; our reliance on third-party manufacturers, suppliers, and partners; regulatory restrictions on the marketing of our product candidates; unanticipated difficulties or challenges in the relatively new field of biologics development and manufacturing;  our small commercial organization; difficulties managing the growth of our organization; our significant costs of operating as a public company; risks related to the restatement of our financial statements for the year ended December 31, 2013 and the identification of a material weakness in our internal control over financial reporting; risks relating to the impairment of intangible assets AT-004, AT-005, AT-007 and AT-011; changes in distribution channels for pet therapeutics; consolidation of our customers; limitations on our ability to use our net operating carryforwards; impact of generic products; unanticipated safety or efficacy concerns; our limited patents and patent rights; our failure to comply with our intellectual property license obligations; our infringement of third party patents and challenges to our patents or rights; litigation resulting from the misuse of our confidential information; the uncertainty of the regulatory approval process; our failure to comply with regulatory requirements or obtain foreign regulatory approvals; our failure to report adverse medical events related to our products; legislative or regulatory changes; the volatility of our stock price; our status as an "emerging growth company," as defined in the JOBS Act; the potential for dilution if we sell shares of our common stock in future financings; the influence of significant stockholders over our business; and effects of anti-takeover provisions in our charter documents and under Delaware law. These and other important factors discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 16, 2015, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts

For investor inquires:
Aratana Therapeutics, Inc.
Craig Tooman
ctooman@aratana.com; (913) 353-1026

For media inquiries:
Tiberend Strategic Advisors, Inc.
Andrew Mielach
amielach@tiberend.com; (212) 375-2694

ARATANA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, amounts in thousands, except share and per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2015	2014	2015	2014

Revenues
Licensing and collaboration revenue	$—	$43	$—	$519
Product sales	229	—	615	—
Total revenues	229	43	615	519
Costs and expenses
Cost of product sales	138	—	357	—
Royalty expense	23	17	66	52
Research and development	6,197	6,078	18,499	13,950
Selling, general and administrative	4,997	3,897	14,061	12,913
In-process research and development	—	—	—	1,157
Amortization of acquired intangible assets	483	581	1,449	1,702
Impairment of acquired intangible assets	43,396	—	43,396	—
Total costs and expenses	55,234	10,573	77,828	29,774
Loss from operations	(55,005)	(10,530)	(77,213)	(29,255)
Other income (expense)
Interest income	33	31	147	58
Interest expense	(226)	(222)	(661)	(768)
Other income, net	—	(10)	5,141	(158)
Total other income (expense)	(193)	(201)	4,627	(868)
Loss before income taxes	$(55,198)	$(10,731)	$(72,586)	$(30,123)
Income tax benefit	758	601	1,389	1,563
Net loss	$(54,440)	$(10,130)	$(71,197)	$(28,560)
Net loss per share, basic and diluted	$(1.58)	$(0.35)	$(2.08)	$(1.01)
Weighted average shares outstanding, basic and diluted	34,405,646	29,348,375	34,293,357	28,301,216

ARATANA THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, Amounts in thousands, except share and per share data)

	SEPTEMBER 30, 2015	DECEMBER 31, 2014

Assets
Current assets:
Cash, cash equivalents and short-term investments	$72,768	$98,072
Accounts receivable, net and prepaid expenses and other current assets	1,234	1,252
Inventories	1,173	427
Deferred tax asset - current	158	158
Total current assets	75,333	99,909
Property and equipment, net	2,317	620
Long-term marketable securities	—	2,452
Goodwill	40,176	41,398
Intangible assets, net	15,413	62,323
Other long-term assets	193	1,201
Total assets	$133,432	$207,903
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses	$4,909	$4,761
Current portion – contingent consideration	—	4,248
Deferred tax liability	381	413
Other current liabilities	97	46
Total current liabilities	5,387	9,468
Loan payable	14,982	14,963
Deferred tax liability	92	1,610
Other long-term liabilities	6	30
Total liabilities	20,467	26,071
Total stockholders’ equity	112,965	181,832
Total liabilities and stockholders’ equity	$133,432	$207,903